Exhibit 8(a)
May 21, 2008
Bank of America Corporation
100 N. Tryon St.
Charlotte, North Carolina 28255
     Ladies and Gentlemen:
     We have acted as special counsel for Bank of America Corporation, a Delaware corporation (“Bank of America”), in connection with the proposed merger (the “Merger”) of Countrywide Financial Corporation, a Delaware corporation (“Countrywide”), with and into Red Oak Merger Corporation, a Delaware corporation (“Merger Sub”), that is, and at the Effective Time will be, a direct wholly owned subsidiary of Bank of America pursuant to the Agreement and Plan of Merger dated as of January 11, 2008, by and among Bank of America, Merger Sub and Countrywide (the “Agreement”). At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
     For purposes of the opinion set forth below, we have relied, with the consent of Bank of America and the consent of Countrywide, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Bank of America and Countrywide dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon (i) the accuracy of the Registration Statement and the Proxy Statement contained therein, each as amended or supplemented through the date hereof, and (ii) the factual statements and representations set forth in the Agreement.
     We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the DGCL; and (iii) Bank of America, Merger Sub and Countrywide and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
     We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
     We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ William L. McRae
William L. McRae, a Partner